                                                                    EXHIBIT 4(K)

                             SUPPLEMENTAL INDENTURE

    This Supplemental Indenture, dated as of November 20, 1998 (this "Supplemental Indenture" or "Guarantee"), among Northwest Airlines Corporation (formerly known as Newbridge Parent Corporation), a Delaware corporation (the "New Guarantor"), Northwest Airlines Holdings Corporation (formerly known as Northwest Airlines Corporation), a Delaware corporation (the "Original Guarantor"), Northwest Airlines, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and State Street Bank and Trust Company, as Trustee under the Indenture referred to below.

                              W I T N E S S E T H:

    WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of March 1, 1997 (as amended, supplemented, waived or otherwise modified, the "Indenture");

    WHEREAS, pursuant to the Indenture and resolutions of the Board of Directors of the Company adopted on September 12, 1996 and March 13, 1997 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted on March 13, 1997, the Company has issued an aggregate principal amount of $150,000,000 of its 8.375% Notes due 2004 and $100,000,000 of its 8.70% Notes
due 2007 (the "2004 and 2007 Notes");

    WHEREAS, pursuant to the Indenture and resolutions of the Board of Directors of the Company adopted on January 28, 1997 and November 20, 1997 and resolutions of the Pricing Committee of the Board of Directors of the Company, adopted on February 26, 1998, the Company has issued an aggregate principal amount of $200,000,000 of its 7-7/8% Notes due 2005 and an aggregate principal amount of $200,000,000 of its 7-7/8% Notes due 2008 (the "2005 and 2008 Notes");

    WHEREAS, the Original Guarantor has guaranteed the 2004 and 2007 Notes and the 2005 and 2008 Notes;

    WHEREAS, as of the date of this Supplemental Indenture, Newbridge Merger Corporation, a wholly owned subsidiary of the New Guarantor, will merge with and into the Original Guarantor, with the Original Guarantor as the surviving corporation, in acordance with Section 251(g) of the General Corporation Law of the State of Delaware and pursuant to the Agreement and Plan of Merger, dated as of January 25, 1998 (as amended and restated, as of October 30, 1998, the "Merger Agreement") among the Original Guarantor, the New Guarantor and Newbridge Merger Corporation, and thereafter the Original Guarantor shall be a wholly owned subsidiary of the New Guarantor; and

    WHEREAS, pursuant to Section 8.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder of Securities, under certain circumstances specified therein; and

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

                                   ARTICLE I

                                  DEFINITIONS

    SECTION 1.1 DEFINED TERMS. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term "Holders" in this Supplemental Indenture shall refer to the term "Holders" as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

                                   ARTICLE II

                                   AMENDMENT

    SECTION 2.1 Section 1.1 of the Indenture is hereby amended by adding the following defined term thereto in the appropriate alphabetical order:

    "NEW GUARANTOR" means Northwest Airlines Corporation (formerly known as Newbridge Parent Corporation), a Delaware corporation."

    SECTION 2.2 The Indenture is hereby amended by adding thereto a new Article 13 thereto as follows:

                                   ARTICLE 13
                       ADDITIONAL GUARANTEE OF SECURITIES

    SECTION 13.1 UNCONDITIONAL GUARANTEE. The New Guarantor hereby unconditionally guarantees to each Holder of a Security of any series authenticated and delivered by the Trustee or Authenticating Agent, the due and punctual payment of the principal of and premium, if any, and interest on, and any Redemption Price with respect to, such Security, when and as the same shall become due and payable, whether at maturity, by acceleration or redemption or otherwise, in accordance with the terms of such Security and of the Indenture. In case of the failure of the Company punctually to pay any such principal, premium or interest payment or Redemption Price, the New Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, upon acceleration or redemption or otherwise, and as if such payment were made by the Company.

    The New Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or failure to enforce the provisions of any such Security or the Indenture, or any waiver, modification, consent or indulgence granted to the Company with respect thereto (unless the same shall also be provided the New Guarantor), by the Holder of such Security or the Trustee, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal, premium, if any, and interest on, and any Redemption Price in respect of, the Securities and the complete performance of all other obligations contained in the Securities.

    The New Guarantor hereby irrevocably agrees that any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company's obligations under the Securities or the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights, shall be subordinated and postponed in right of payment to the prior payment and performance in full of all of the Company's obligations under the Securities or the Indenture. If any amount shall be paid to the New Guarantor in violation of the preceding sentence and the obligations of the Company guaranteed by the New Guarantor pursuant hereto shall not have been paid in full, such amount shall be deemed to have been paid to the New Guarantor for the benefit of, and held in trust for the benefit of, theHolders of Securities entitled to the benefit of this Guarantee, and shall forthwith be paid to the Trustee. The New

Guarantor acknowledges that it will receive direct and indirect benefits from the issuance of the Securities and that the agreement set forth in this paragraph is knowingly made in contemplation of such benefits."

                                  ARTICLE III

                                 MISCELLANEOUS

    SECTION 3.1 GOVERNING LAW. This Supplemental Indenture shall be governed by the laws of the State of New York.

    SECTION 3.2 SEVERABILITY CLAUSE. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

    SECTION 3.3 ENTIRE AGREEMENT. This Supplemental Indenture is intended by the parties to be a final expression of their agreement in respect of the subject matter contained herein and, together with the Indenture, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    SECTION 3.4 RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

    SECTION 3.5 COUNTERPARTS. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

    SECTION 3.6 HEADINGS. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                                NORTHWEST AIRLINES CORPORATION

                                By:  /s/ DOUGLAS M. STEENLAND
                                     -----------------------------------------
                                     Name: Douglas M. Steenland
                                     Title: Executive Vice--President
                                     Address

                                NORTHWEST AIRLINES, INC.

                                By:  /s/ DOUGLAS M. STEENLAND
                                     -----------------------------------------
                                     Name: Douglas M. Steenland
                                     Title: Executive Vice--President

                                NORTHWEST AIRLINES HOLDINGS CORPORATION

                                By:  /s/ DOUGLAS M. STEENLAND
                                     -----------------------------------------
                                     Name: Douglas M. Steenland
                                     Title: Executive Vice--President

                                STATE STREET BANK AND TRUST COMPANY

                                By:  /s/ DONALD E. SMITH
                                     -----------------------------------------
                                     Name: Donald E. Smith
                                     Title: Vice--President